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                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                PRO FORMA OR ACTUAL NET INCOME PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                        ------------------
                                                                         1999        1998
                                                                        -------    -------
Weighted average number of shares of Common Stock
  outstanding..................................................          36,363     33,641
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented......           1,593         --
                                                                        -------    -------

Weighted average shares outstanding............................          37,956     33,641
                                                                        =======    =======

Pro forma net income (loss)....................................          10,235     (5,220)
                                                                        =======    =======

Pro forma net income (loss) per common share...................            0.27      (0.16)
                                                                        =======    =======